AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 19, 2017, by and among Gold Torrent, Inc., a Nevada corporation (“GOTR US”), Gold Torrent (Canada) Inc. a corporation organized under the laws of British Columbia, Canada and wholly owned subsidiary of GTOR US (“GTOR Canada”), and GTOR US Merger Co, a Nevada corporation and wholly owned subsidiary of GTOR Canada (“US Merger Co”).

RECITALS:

1. The Boards of Directors of each of GTOR US, GTOR Canada and US Merger Co have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize so that GTOR Canada will become the parent company of GTOR US as a result of the merger of US Merger Co with and into GTOR US, with GTOR US surviving as a wholly owned subsidiary of GTOR Canada (the “Merger”).

2. The Boards of Directors of each of GTOR US, GTOR Canada and US Merger Co have unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued share of common stock, par value US $0.001 per share, of GTOR US (“GTOR US Common Stock”), other than those shares of GTOR US Common Stock held by GTOR US in treasury, shall be effectively converted into shares in GTOR Canada whereby shareholders of GTOR US will receive one common share in the capital of GTOR Canada (a “GTOR Canada Common Share”) for each share of GTOR US Common Stock outstanding.

3. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of GTOR US Common Stock entitled to vote on the matter.

4. The parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Tile 7, Chapter 98 – Private Corporations of the 2010 Nevada Code (the “Nevada Corporations Code”) at the Effective Time (as defined in Section 1.2), US Merger Co shall be merged with and into GTOR US, the separate corporate existence of US Merger Co shall thereupon cease and GTOR US shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects set forth in the Nevada Corporations Code.

SECTION 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, US Merger Co and GTOR US shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 92A.200 of the Nevada Corporations Code to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the Nevada Corporations Code in connection with the Merger. The Merger shall become effective at such time that GTOR US shall have designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS,

DIRECTORS AND OFFICERS

SECTION 2.1 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of US Merger Co in effect immediately prior to the Effective Time. Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Gold Torrent Inc.” Such Articles of Incorporation shall thereafter continue to be the Articles of Incorporation of the Surviving Corporation until amended as provided therein and under the Nevada Corporations Code.

SECTION 2.2 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of US Merger Co in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 2.3 Directors of Surviving Corporation. From and after the Effective Time, the directors of US Merger Co immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

SECTION 2.4 Officers of Surviving Corporation. From and after the Effective Time, the officers of GTOR US immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

SECTION 2.5 Directors and Officers of GTOR Canada. Prior to the Effective Time, GTOR US, in its capacity as the sole shareholder of GTOR Canada, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of GTOR US immediately prior to the Effective Time to be elected or appointed as the directors and officers of GTOR Canada (to the extent the officers and directors of GTOR Canada and GTOR US are not already identical), each such person to have the same office(s) with GTOR Canada (and the same classes and committee memberships in the case of directors) as he or she held with GTOR US, with the directors of each class to serve until the next meeting of the GTOR Canada shareholders at which an election of directors of such class is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

ARTICLE III

CANCELLATION AND CONVERSION

OF STOCK

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either GTOR US, GTOR Canada or US Merger Co:

(a) Cancellation of GTOR US Stock. Each issued share of GTOR US Common Stock that is owned immediately prior to the Effective Time by GTOR US as a treasury share or by GTOR Canada, US Merger Co or any subsidiary of GTOR US shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in connection with such cancellation.

(b) Conversion of Remaining GTOR US Shares. Exception for GTOR Common Shares subject to properly executed dissenters rights outlined in Section 3.3 below, each issued and outstanding share of GTOR US Common Stock (other than the shares of GTOR US Common Stock to be cancelled in accordance with Section 3.1(a)) shall be effectively transferred to GTOR Canada and converted into one validly issued, fully paid and nonassessable GTOR Canada Common Share. GTOR Canada shall add to the stated capital account maintained for the GTOR Canada Common Shares an amount equal to the fair market value of the GTOR US Common Stock so transferred and converted into GTOR Canada Common Shares.

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(c) Conversion of US Merger Co Capital Stock. Each issued and outstanding share of common stock, par value US $0.01 per share, of US Merger Co shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value US $0.01 per share, of the Surviving Corporation.

(d) Stock-Based Compensation Plans. GTOR US shall assign, and GTOR Canada shall assume, GTOR US’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards to the employees and directors of GTOR US and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by GTOR US, as the sole stockholder of GTOR Canada, shall to the extent necessary be deemed, as of the Effective Time, to constitute GTOR Canada’s shareholder approval for purposes of Section 422(b) of the Code. For the avoidance of doubt, nothing shall prohibit GTOR Canada from requiring its subsidiaries, including GTOR US, to reimburse GTOR Canada for the costs of equity compensation issued to the applicable subsidiary’s employees pursuant to the Stock Plans.

SECTION 3.2 Direct Registration of GTOR Canada Shares.

(a) At the Effective Time, (i) record ownership of the GTOR Canada Common Shares into which the issued and outstanding shares of GTOR US Common Stock were converted in accordance with Section 3.1(b) shall, except as provided in clause (ii), be kept in uncertificated, book entry form by GTOR Canada’s transfer agent, and (ii) any certificate representing such shares of GTOR US Common Stock shall automatically represent the same number of GTOR Canada Common Shares.

(b) At the Effective Time, holders of GTOR US Common Stock will cease to be, and will have no rights as, stockholders of GTOR US, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by GTOR US on such shares of GTOR US Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and (ii) the GTOR Canada Common Shares pursuant to Section 3.1(b). At the Effective Time, the stock transfer books of GTOR US shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of GTOR US Common Stock that were outstanding immediately prior to the Effective Time.

SECTION 3.3 Dissenters’ Rights. Notwithstanding any other provisions of this Agreement to the contrary, if any shares of GTOR US Common Stock held by a shareholder who is entitled to demand, and who has effectively demanded and not withdrawn or lost, such shareholder’s dissenters’ rights under the Nevada Corporations Code (the “Dissenting Shares”) shall not be converted into or represent a right to receive any GTOR Canada Common Shares for such shareholder’s shares of GTOR US Common Stock set forth in Section 3.1, but in lieu thereof, such shareholder shall only be entitled to such consideration from GTOR US as is provided by the Nevada Corporations Code. Notwithstanding the provisions of this Section 3.3, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the Nevada Corporations Code, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for GTOR US Common Stock, as applicable, set forth in Section 3.1, without interest thereon.

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ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

(a) At the Effective Time, GTOR US shall assign and GTOR Canada shall assume the rights and obligations of GTOR US under each Stock Plan listed on Exhibit A (the “Assumed Equity Plans”).

(b) To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, GTOR US Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, GTOR Canada Common Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of GTOR US Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of GTOR Canada Common Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price). Notwithstanding the foregoing, the number of GTOR Canada Common Shares issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by GTOR Canada only to the extent necessary to ensure that the spread between the exercise price and fair market value of the shares subject to the option or stock appreciation right, and for other awards the fair market value of such awards or benefits, is no more after the Effective Time as compared to immediately prior to the Effective Time. The foregoing adjustments shall be made in accordance with applicable law (and administrative practice of applicable governmental authorities), including but not limited to Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder, Subsection 7(1.4) of the Income Tax Act (Canada) (the “Canadian Tax Act”), or Regulation 6801(d) of the regulations promulgated under the Canada Tax Act, to the extent such provisions are applicable to an option, award, or benefit. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

(c) At the Effective Time, the obligations of GTOR US under or with respect to each plan, trust, agreement, program or benefit listed on Exhibit B (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of GTOR Canada and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, GTOR Canada hereby expressly adopts and assumes all obligations of GTOR US under the Assumed Benefit Plans.

(d) Such amendments or other actions that are deemed necessary or appropriate by GTOR US and GTOR Canada to effect the Merger, including to facilitate the assumption by GTOR Canada of the Assumed Plans, and any other amendments or actions that GTOR US and GTOR Canada shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) The registration statement on Form S-4 filed with the Securities and Exchange Commission by GTOR Canada (the “Registration Statement”) in connection with the offer and issuance of the GTOR Canada Common Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(b) This Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of GTOR US Common Stock entitled to vote on the matter.

(c) None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., Canada or any other country, that prohibits the consummation of the Merger.

(d) Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Canadian provincial securities laws, shall have been obtained or made.

(e) All consents of any third party required to consummate the Merger have been obtained.

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ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of GTOR US, by action of the Board of Directors of GTOR US.

SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GTOR US, GTOR Canada or US Merger Co.

SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of GTOR US of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 6.4 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

SECTION 7.1 Rule 16b-3 Approval. GTOR US, GTOR Canada and US Merger Co shall take all such actions as may reasonably be required to cause the transactions contemplated by Section 3.1, Article IV and any other dispositions of GTOR US equity securities (including derivative securities) or acquisitions of GTOR Canada equity securities (including derivative securities) in connection with this Agreement and the Merger by each individual who (i) is a director or officer of GTOR US, or (ii) at the Effective Time, is or will become a director or officer of GTOR Canada, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 7.2 US Merger Co Shareholder Vote. By its execution and delivery of this Agreement, GTOR Canada is hereby adopting this Agreement and approving the Merger as the sole stockholder of US Merger Co.

SECTION 7.3 Tax Reporting. Neither GTOR US, GTOR Canada nor US Merger Co has taken or will take any action or has failed to take or will fail to take any action, either before or after the Effective Time, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. GTOR US, GTOR Canada and US Merger Co will not take any position on any federal, state, local or non-U.S. tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

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SECTION 7.4 Further Assurances. Each of GTOR US, US Merger Co and GTOR Canada shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws that would apply any other law.

SECTION 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

SECTION 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

SECTION 8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

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IN WITNESS WHEREOF, GTOR US, GTOR Canada and US Merger Co have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GOLD TORRENT, INC. a Nevada corporation
By:
/s/ Daniel Kunz
Name: Daniel Kunz
Title: Chief Executive Officer

GTOR US MERGER CO, a Nevada corporation
By:
/s/ Ryan Hart
Name: Ryan Hart
Title: President

GOLD TORRENT (CANADA) INC. a British Columbia, Canada corporation
By:
/s/ Ryan Hart
Name: Ryan Hart
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

ASSUMED EQUITY PLANS

GOLD TORRENT, INC. 2013 EQUITY INCENTIVE PLAN

GOLD TORRENT, INC. 2016 STOCK OPTION AND STOCK BONUS PLAN

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EXHIBIT B

ASSUMED BENEFIT PLANS

None

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